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FORM 4                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                ------------------------------
                                                   WASHINGTON, D.C. 20549                                     OMB APPROVAL
                                                                                                      ------------------------------
[ ] CHECK THIS BOX IF NO                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB NUMBER:          3235-0287
    LONGER SUBJECT TO                                                                                 EXPIRES:     December 31, 2001
    SECTION 16. FORM 4        Filed pursuant to Section 16(a) of the Securities Exchange Act of       ESTIMATED AVERAGE BURDEN
    OR FORM 5 OBLIGATIONS     1934, Section 17(a) of the Public Utility Holding Company Act of        HOURS PER RESPONSE.........0.5
    MAY CONTINUE. SEE            1935 or Section 30(f) of the Investment Company Act of 1940          ------------------------------
    INSTRUCTION 1(b).

    (Print or Type Instructions)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    GOLDFISCHER     CARL             S.           NEORX CORPORATION (NERX)                      to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
    410 WEST HARRISON STREET                      Number of Reporting        Month/Year             Officer           Other (specify
--------------------------------------------      Person (Voluntary)         5/2001             ----              --- below)
                  (Street)                                                -------------------   (give title below)
    SEATTLE          WA             98119                                 5. If Amendment,                   DIRECTOR
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                   (Month/     (Instr. 8)                               Owned at            (D) or        Ownership
                                   Day/     ---------------------------------------     End of Month        Indirect      (Instr. 4)
                                   Year)    Code    V     Amount    (A) or    Price     (Instr. 3 and 4)    (I)
                                                                    (D)                                     (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474 (7-96)
                                                                                                                             5/30/01
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Stock Option (Right to Buy)  5.94         5/22/01    A         10,000          (1)     5/22/11    Common   10,000       --
                                                                                                  Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   10,000                  D                            --

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Explanation of Responses:
(1) 50% Exercisable on date of first subsequent annual meeting after grant; 100% exercisable on date of second subsequent annual meeting after grant.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ CARL S. GOLDFISCHER   June 1, 2001
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -------------------------  ------------
                                                                                             **Signature of Reporting       Date
                                                                                                       Person
Note: File three copies of this Form, one of which must be manually signed.                     Carl S. Goldfischer
If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not                          Page 2
required to respond unless the form displays a currently valid OMB Number.                                           SEC 1474 (7-96)

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